Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

ORION MERGER PARENT, INC.

ORION MERGERCO X, INC.

And

ASTRONOVA, INC.

Dated as of June 16, 2026

i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of June 16, 2026, by and among AstroNova, Inc., a Rhode Island corporation (the “Company”), Orion Merger Parent, Inc., a Delaware corporation (“Parent”), and Orion MergerCo X, Inc., a Rhode Island corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (c) directed, subject to the terms and conditions set forth in this Agreement, that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company; and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and the transactions contemplated by this Agreement by the shareholders of the Company, in each case, in accordance with the Rhode Island Business Corporation Act (the “RIBCA”);

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the applicable governing Laws of Parent and Merger Sub;

WHEREAS, simultaneously with, in connection with and as an inducement to the willingness of the Company to effect, the execution and delivery of this Agreement, Arcline Capital Partners IV LP, a Delaware limited partnership, and Arcline Capital Partners IV-A LP, a Delaware limited partnership (collectively, the “Guarantors”) have entered into, and delivered to the Company, a guarantee (the “Guarantee”) of Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the RIBCA, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the RIBCA as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on the third Business Day after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), or at such other place as the parties may mutually agree. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause articles of merger, including or with a plan of merger attached, in such form as is required by, and executed in accordance with, the relevant provisions of the RIBCA (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Rhode Island (the “Rhode Island Secretary”), and shall make all other filings or recordings required under the RIBCA. The Merger will become effective upon the issuance of a certificate of merger by the Rhode Island Secretary following the filing of the Articles of Merger, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the RIBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the RIBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, interests, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05 Articles of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in their entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to Section 5.08(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.08(a), thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and officers, respectively, of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive $29.00 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.01(a), each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.05 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time (but in any event, no later than on the Closing Date) Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than Cancelled Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time (and in any event within three Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b) Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares, and Parent shall promptly replenish the Payment Fund to the extent of any such losses. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs, only after all amounts payable to holders of shares of Company Common Stock pursuant to this ARTICLE II have been paid.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(f) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws.

Section 2.03 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.04 Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any U.S. federal, state, local or non-U.S. income Tax Laws. To the extent that amounts are so deducted and withheld by the applicable Withholding Agent and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the applicable Withholding Agent made such deduction and withholding. Each Withholding Agent shall use commercially reasonable efforts to provide the Person in respect of which such deduction or withholding is to be made with advance written notice of any amounts that such Withholding Agent intends to withhold under this Section 2.04.

Section 2.05 Lost Certificates. Notwithstanding the requirements of Section 2.02, if any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if reasonably required by the Paying Agent, the posting by such Person of a customary indemnity bond, in such reasonable amount as the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.06 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event no later than the Surviving Corporation’s first regularly scheduled payroll date occurring at least ten Business Days after the Effective Time), an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any applicable Taxes withheld with respect to such Company Stock Option in accordance with Section 2.04. For the avoidance of doubt, if the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b) Company RSUs. The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit that vests solely based on continued service (each, a “Company RSU”) that is outstanding under any Company Stock Plan immediately prior to the Effective Time, whether or not then vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and be cancelled and converted into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event no later than the Surviving Corporation’s first regularly scheduled payroll date occurring at least ten Business Days after the Effective Time), an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU multiplied by (ii) the Merger Consideration, less any applicable Taxes withheld with respect to such Company RSU in accordance with Section 2.04.

(c) Company PSUs. The Company shall take all requisite action so that, at the Effective Time, each performance-based restricted stock unit (each, a “Company PSU”) that is outstanding and earned under any Company Stock Plan and the terms of the applicable Company Equity Award with respect to such Company PSU immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and be cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event no later than the Surviving Corporation’s first regularly scheduled payroll date occurring at least ten Business Days after the Effective Time), an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock determined to be subject to the earned and vested portion of such Company PSU multiplied by (ii) the Merger Consideration, less any applicable Taxes withheld with respect to such Company PSU in accordance with Section 2.04.

(d) Company RSAs. The Company shall take all requisite action so that, at the Effective Time, each restricted stock award covering shares of Company Common Stock (each, a “Company RSA”) that is outstanding under any Company Stock Plan or under the Non-Employee Director Annual Compensation Program immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted into the right to receive from the Paying Agent or the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSA, less any applicable Taxes withheld with respect to such Company RSA in accordance with Section 2.04.

(e) Company SSPAs. The Company shall take all requisite action so that, at the Effective Time, each stock-settled performance award outstanding under the Company’s Long-Term Incentive Program (each, a “Company SSPA”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event no later than the Surviving Corporation’s first regularly scheduled payroll date occurring at least ten Business Days after the Effective Time), an amount in cash, without interest, to be determined by the Human Capital and Compensation Committee of the Company Board in its reasonable discretion, no later than the fifth day prior to the Effective Time, provided that any such payments in respect of a Company SSPA shall reduce, on a dollar-for-dollar basis, the amount of transaction bonuses available for award by the Company to its officers and employees in accordance with Section 5.01(d) and Section 5.01(d) of the Company Disclosure Letter.

(f) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the Human Capital and Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that may be necessary (a) to effectuate the provisions of this Section 2.06, including providing for the full vesting and cash-out of the Company Stock Options, Company RSUs, Company PSUs, Company RSAs and Company SSPAs as contemplated by this Section 2.06, (b) to terminate the Company Stock Plan and (c) to ensure that no further rights with respect to Company Common Stock or any other awards shall be outstanding thereunder. Notwithstanding anything in this Agreement to the contrary, no consent or other action by the holder of any Company Stock Option, Company RSU, Company PSU, Company RSA or Company SSPA shall be required to effectuate the treatment contemplated by this Section 2.06. The amounts described in this Section 2.06 shall be deemed to have been paid in full satisfaction of any and all rights pertaining to the Company Stock Options, Company RSUs, Company PSUs, Company RSAs and Company SSPAs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except: (a) as disclosed in the Company SEC Documents filed by the Company with the SEC since February 1, 2023, and that are publicly available at least three Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors”, “Forward-Looking Statements”, and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature (it being understood that in no event shall any disclosure in any Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.01 (Organization; Standing and Power; Charter Documents; Subsidiaries), Section 3.02 (Capital Structure), Section 3.03(a) (Authorization), Section 3.03(e) (Anti-Takeover Statutes), Section 3.05(a) (Absence of Company Material Adverse Effect), and Section 3.10 (Brokers’ and Finders’ Fees))

provided that any factual information contained within such disclosures shall not be excluded); or (b) as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, since the Lookback Date, have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 13,000,000 shares of Company Common Stock; and (ii) 100,000 shares of preferred stock, $10.00 par value per share, of the Company (the “Company Preferred Stock”). As of the close of business on June 15, 2026 (the “Capitalization Date”): (A) 7,771,326 shares of Company Common Stock were issued and outstanding (not including shares held in treasury but inclusive of Company RSAs); (B) 3,435,898 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock or Company Preferred Stock.

(b) Stock Awards.

(i) As of the close of business on the Capitalization Date, an aggregate of no shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on the Capitalization Date, 201,874 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 278,933 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company SSPAs, no shares of Company RSAs were issued and outstanding and 444,225 shares of Company RSUs were issued and outstanding. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) Company RSUs, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities or contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any capital stock of the Company or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries. No dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or other Company Securities or Company Subsidiary Securities, and neither the Company nor any of the

Company’s Subsidiaries is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise make any distribution or payment to any current or former holder of any Company Common Stock or Company Security or Company Subsidiary Security. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) Company RSUs, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, approval and adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated in Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Rhode Island Secretary; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq National Market (the “Nasdaq”); (v) such Consents as may be required by any Aviation Authority; (vi) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s shareholders for approval and adoption at the Company Shareholders Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of approval and adoption of this Agreement in accordance with the RIBCA (collectively, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way after the date hereof (except in compliance with this Agreement).

(e) Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in the Business Combination Act applicable to a “business combination” (as defined therein) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since February 1, 2023 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K but excluding the Company Proxy Statement, being collectively referred to as the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied, and each Company SEC Document filed subsequent to the date hereof will when so filed comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity. The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company, on the other hand, since February 1, 2023, other than system-generated or administrative communications that do not constitute substantive SEC correspondence, including ordinary course confirmations of the filing, receipt, or acceptance of documents submitted through EDGAR and similar routine EDGAR acknowledgments.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material); and (iv) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to provide reasonable assurances that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. To the Knowledge of the Company, neither the Company nor the Company’s independent registered public accounting firm has, since April 15, 2026, identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that is reasonably likely to materially adversely affect the Company’s ability to record, process, summarize, and report financial information and that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of January 31, 2026 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”. Neither the Company nor any of its Subsidiaries has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are required to be disclosed on a consolidated balance sheet of the Company (including the notes thereto) prepared in accordance with GAAP, other than Liabilities that: (i) are adequately reflected and reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice in all material respects (none of which is a Liability or obligation resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Law, or that relates to any cause of action, claim or lawsuit); (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC), in each case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

Section 3.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business in all material respects, and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent pursuant to Section 5.01.

Section 3.06 Taxes.

(a) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries:

(i) (A) have timely paid or caused to be paid all Taxes required to be paid by it, other than Taxes being contested in good faith for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, and (B) have made adequate provision in their financial statements (in accordance with GAAP) for all obligations for Taxes not yet due and payable; and

(ii) have filed or caused to be filed all Tax Returns required to be filed by such entities with the appropriate Governmental Entity in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are complete and correct.

(b) The Company has made available to Parent complete and correct copies of all United States federal Tax Returns and material state Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after the Lookback Date to the extent that the applicable statute of limitations for such Tax Return has not yet expired.

(c) There are no pending audits, assessments, disputes or claims by a Governmental Entity with respect to any material Tax Returns or material Taxes of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding. Since the Lookback Date, no written claim has been made by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return claiming that either the Company or any of its Subsidiaries is subject to taxation by the jurisdiction.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Permitted Liens.

(e) There are no Contracts relating to the allocation, indemnification or sharing of Taxes to which the Company or any of its Subsidiaries is a party (other than Contracts entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(f) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision).

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in the two years prior to the date of this Agreement.

(h) Since the Lookback Date, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of U.S. federal, state, local or non-U.S. income Tax Law, or as a transferee or successor or by contract (other than any Contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(i) Since the Lookback Date, all material Taxes required by applicable income Tax Law to be withheld or collected by the Company and each of its Subsidiaries have been withheld or collected, and to the extent required by applicable income Tax Law have been paid to the relevant Governmental Entity, and the Company and each of its Subsidiaries has complied in all material respects with applicable recordkeeping requirements related thereto.

(j) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries, on a consolidated basis, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction entered into prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing other than as reported by the Company in the ordinary course of business, (v) “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8 entered into prior to the Closing, or (vi) item pursuant to Section 965 of the Code. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code prior to the Closing.

Nothing in this Section 3.06 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration numbers, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (“Company-Owned IP Registrations”).

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. To the Knowledge of the Company, all Company-Owned IP Registrations are valid, subsisting, and enforceable, except as since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken commercially reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all material trade secrets included in the Company IP, except where the failure to take such actions has not had since the Lookback Date or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as have not had since the Lookback Date or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the conduct of the businesses of the Company and any of its Subsidiaries has not, since the Lookback Date, infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order has not had since the Lookback Date or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IT Systems. Since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case except as since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Lookback Date, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries are and, since the Lookback Date, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities, including Aviation Authorizations (collectively, “Permits”), except for any Permits for which the failure to obtain or hold has not had since the Lookback Date or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which, since the Lookback Date has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since the Lookback Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance has not had since the Lookback Date or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Aviation Authorizations. Company products that are installed onto civil aircraft, are either (i) designed, manufactured, approved, validated, or accepted under all applicable Aviation Authorizations or other design or production approvals issued or recognized by the applicable Aviation Authority, including any Supplemental Type Certificates and Parts Manufacturer Approvals or (ii) authorized commercial parts or standard parts under 14 C.F.R. § 21.9 or any comparable applicable requirements of any Aviation Authority and are marked in accordance with applicable Aviation Authority requirements, including requirements for the marking of life-limited parts. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written or oral notification from any Aviation Authority, including the relevant FAA Certificate Management Section, or any other FAA office or official, EASA, or CAAC stating that such Aviation Authority is not prepared to, or is otherwise unwilling to (i) either issue (A) an amendment to the Company’s Aviation Authorizations or (B) new Aviation Authorizations of the same scope and content as the existing Aviation Authorizations to the Company; in each case promptly following Closing, or (ii) allow the Company to continue its operations uninterrupted after Closing under its existing Aviation Authorizations pending issuance of such amended or new Aviation Authorizations of the same scope and content as the existing Aviation Authorizations.

Section 3.09 Litigation. There is no Legal Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such, except for any such Legal Action that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no Legal Action pending, or, to the Knowledge of the Company, threatened, against the Company that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Rockefeller Financial LLC (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter (the “Rockefeller Engagement Letter”), a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11 Employee Benefit Matters.

(a) Schedule. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, retirement, health, major medical, dental, life insurance, death, accidental death & dismemberment, disability, fringe (including under Section 132 of the Code), or wellness benefits, or other employee benefits of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, individual service provider, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has any Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination or opinion letter from the IRS, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status; (iii) the Company and its Subsidiaries have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vi) each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and applicable regulatory guidance.

(d) Plan Types and Liabilities. No Company Employee Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iii) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA. Neither the Company nor any Company ERISA Affiliate has any material liability with respect to any plan subject to Title IV of ERISA, Section 412 of the Code, or any multiemployer plan.

(e) No Company Employee Plan provides post-termination or retiree health benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(f) Effect of Transaction. Except as set forth in Section 3.11(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in any payment to any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise that would not be deductible by reason of Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

Section 3.12 Employment Law Matters.

(a) The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, meal and rest breaks, salary transparency, salary history bans, and pay equity laws, employee classification, employee health and safety, use of genetic and biometric information, automated employment decision tools, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing has not had since the Lookback Date, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which since the Lookback Date has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Real Property and Personal Property Matters.

(a) Owned Real Property. The Company or one or more of its Subsidiaries has good and marketable and insurable fee simple title to the Owned Real Property free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Owned Real Property as of the date hereof. Neither the Company nor any of its Subsidiaries: (i) lease or grant any Person, other than the Company or any of its Subsidiaries, the right to use or occupy all or any part of the Owned Real Property; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company threatened, condemnation proceeding affecting any Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Property. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as, since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 3.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable obligation of the Company or Subsidiary which is a party thereto, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Property or any portion thereof.

(c) Real Property Used in the Business. The Owned Real Property identified in Section 3.13(a) of the Company Disclosure Letter and the Leased Real Property identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d) Personal Property. Except as, have not had since the Lookback Date, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14 Environmental Matters. Except for such matters that, since the Lookback Date have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws, including the possession and maintenance of all Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted; (ii) there has been no Release of Hazardous Substances at, on, under, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by the Company or any of its Subsidiaries that is reasonably likely to result in liability to the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) there is no Legal Action pending, or to the Knowledge of the Company, threatened, alleging any liability or non-compliance under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any Order imposing any material obligation under any Environmental Law.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $175,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person (A) with a fair market value or aggregate consideration under such Contract in excess of $1,000,000 or (B) pursuant to which the Company or any of its Subsidiaries has a continuing material earn-out or other contingent payment obligation or any material indemnification obligation;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(x) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by or for the Company or any of its Subsidiaries;

(xiii) any Contract that is a settlement or similar Contract involving payments by the Company or its Subsidiaries after the Closing in excess of $1,000,000 in the aggregate or any injunctive or similar equitable obligations that impose material restrictions on the Company or any of its Subsidiaries;

(xiv) any Government Contracts; or

(xv) any other Contract under which the Company or any of its Subsidiaries is expected to generate revenue or obligated to make payment or incur costs, in each case, in excess of $1,000,000 in any year and which is not otherwise described in clauses (i)–(xiv) above.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto. For purposes of Government Contracts listed in Section 3.15(b) of the Company Disclosure Letter, such schedule includes for each Government Contract: (i) all parties to the Contract, (ii) the contract number and award date, (iii) the set-aside status of the Contract (including any Contract awarded on a set-aside basis based on the Company or any of its Subsidiaries representing itself as a small business concern, a small disadvantaged business, or qualification under any other preferential status), and (iv) whether the Contract, if a prime Government Contract, was awarded on a noncompetitive or sole source basis.

(c) No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and are in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach or default, or has received written notice of breach or default, of any Company Material Contract except, in the case of (ii) and (iii) as, since the Lookback Date, have not had, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from the counterparty to any Company Material Contract regarding an intent to terminate, cancel, or materially modify any Company Material Contract (whether as a result of a change of control or otherwise).

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate; (b) neither the Company nor any of its Subsidiaries is in breach or default of any such material insurance policies; and (c) to the Knowledge of the Company, (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation, and (ii) no written notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17 Proxy Statement. None of the information included or incorporated by reference in the letter to the shareholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18 Anti-Corruption Matters. Since the Lookback Date, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or other applicable anti-corruption, anti-bribery, or anti-money laundering Laws; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. In the five years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity, or otherwise received any notice or information, that it violated or may have violated any Law relating to anti-corruption, bribery, money laundering, or similar matters. To the Knowledge of the Company, no Governmental Entity is, or in the last five years, was investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, money laundering, or similar matters.

Section 3.19 Trade Compliance Laws. (i) Since the Lookback Date, to the Knowledge of the Company, the Company and its Subsidiaries have been in compliance in all material respects with all applicable statutory and regulatory requirements of the United States and other jurisdictions to the extent applicable to its operations related to export controls, economic sanctions, anti-boycott laws, imports of goods, and payment of customs duties and fees (collectively, the “Trade Compliance Laws”); and (ii) since April 24, 2019, neither the Company nor any of its Subsidiaries, or their directors, officers, or employees has (A) disclosed to any Governmental Entity, or otherwise received any notice or information that it violated or may have violated any Trade Compliance Laws, (B) to the Knowledge of the Company, no investigation, audit, or proceeding with respect to any alleged material non-compliance with Trade Compliance Laws is, or was, pending or threatened against the Company, (C) been or is currently a Sanctioned Person or engaged in any business or other dealings with, on behalf of, or involving any Sanctioned Country or any Sanctioned Person, or (D) imported, or to the Knowledge of the Company, sourced any items from Persons Engaging in Forced Labor.

Section 3.20 Government Contracts.

(a) Section 3.20 of the Company Disclosure Letter sets forth all outstanding Government Bids, including: (i) the name of the customer; (ii) the date of bid submission; (iii) the approximate anticipated value of the Government Contract to be awarded in connection with the bid; and (iv) whether such bid is a small business or other preferential status set-aside.

(b) (i) To the Company’s Knowledge, no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the Laws of the United States) by the Company or any of its Subsidiaries in connection with any Government Contract held by the Company or any of its Subsidiaries; (ii) since the Lookback Date, all representations and certifications made by the Company and its Subsidiaries in connection with any Government Contract or Government Bid were accurate in all respects as of their effective date, except for such inaccuracies that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) since the Lookback Date, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, received written notification from a Governmental Entity that it has been under or subject to any indictment, subpoena, or administrative proceeding, or made any voluntary or mandatory disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, noncompliance, or omission by the Company or any of its Subsidiaries arising under or relating to a Government Contract, Government Bid, or any Law applicable thereto; (iv) since the Lookback Date (except for claims, requests, or disputes that have been resolved prior to the date of this Agreement), neither the Company nor any of its Subsidiaries has (A) received written notice of any outstanding claims arising under or relating to any Government Contract by any Governmental Entity or prime contractor, subcontractor, or other Person against the Company or (B) initiated any claims or requests for equitable adjustment or disputes against a Governmental Entity or any prime contractor, subcontractor, vendor, or other Person arising under or relating to any Government Contract; and (v) none of the Company, any of its Subsidiaries, or any of their directors or officers has been debarred, suspended, or excluded from participation in the award of any Government Contract, nor has any debarment, suspension, or exclusion proceeding, to the Company’s Knowledge, been threatened or initiated against the Company, its Subsidiaries, or any of their directors or officers.

(c) Neither the Company nor any of its Subsidiaries holds or has ever held a facility security clearance such that it would be subject to the requirements of 32 C.F.R. § 117, the National Industrial Security Program Operating Manual Rule.

(d) No Governmental Entity has rights in any Company IP other than Limited Rights in technical data and/or Restricted Rights in computer software (as each term is defined in Federal Acquisition Regulation (“FAR”) 52.227-14 and Defense Federal Acquisition Regulation Supplement (“DFARS”) 252.227-7013 and -7014). No prime contractor or subcontractor at any tier under a Government Contract with the Company or any of its Subsidiaries has been granted or otherwise is entitled to any rights in any Company IP pursuant to the terms of such Government Contract other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice.

(e) The Company and each of its Subsidiaries is compliant with all contractually mandated restrictions imposed by FAR clauses implementing National Defense Authorization Act (“NDAA”) FY19 Section 889 regarding certain telecommunications equipment and services produced or provided by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of those entities) and certain video surveillance products or telecommunications equipment services produced or provided by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of those entities).

(f) The Company and each of its Subsidiaries is in compliance with the requirements of DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting, including, but not limited to, compliance with the cybersecurity standards set forth in the National Institute of Standards and Technology Special Publication 800-171, if applicable to its Government Contracts. Within the past three years, neither the Company nor any of its Subsidiaries has experienced any “cyber incidents” for which reporting is required under DFARS 252.204-7012.

Section 3.21 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 3.22 Interested Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, since the Lookback Date no event has occurred, and no relationship exists, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any of its Subsidiaries, and the Company hereby disclaims any such other representations of warranties. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company or any of its Subsidiaries, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Rhode Island Secretary; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act or other Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d) Board Approval.

(i) The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii) The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the RIBCA.

Section 4.03 Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the time such Company Proxy Statement is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04 Guarantee.

(a) Each of the Guarantors has duly executed and delivered the Guarantee and, assuming the due authorization, execution and delivery by the other parties thereto, the Guarantee is such Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The execution and delivery by each of the Guarantors of the Guarantee does not, and the performance by each of the Guarantors of its obligations under the Guarantee and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Guarantor or Parent under, any provision of (i) the governing or organizational documents of Parent or such Guarantor; (ii) any Contract to which such Guarantor or Parent is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.02(c), as of the date of this Agreement, any judgment, Law or Permit, in each case, applicable to such Guarantor or Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) No Consents of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to each Guarantor or Parent in connection with the execution and delivery of any Guarantee or its performance of its obligations under the Guarantee or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the HSR Act, and (B) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust or competition Laws in order to complete the Merger and the other transactions contemplated by this Agreement; and (ii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d) The Guarantors have, and will have, the financial capacity to pay and perform their obligations under the Guarantee and cash or access to available funds in an amount not less than the Guaranteed Obligations (as defined in the Guarantee) for such Guarantors to fulfill the Guaranteed Obligations under the Guarantee.

(e) The Guarantee is in full force and effect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Guarantee.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in the Business Combination Act), or has owned at any time during the five (5)-year period prior to the date of this Agreement, any shares of Company Common Stock.

Section 4.07 Brokers. Except for fees payable to Mesirow Financial, Inc., the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.08 No Vote of Parent Stockholders. No vote or consent of the holders of any class or series of capital stock or other securities of Parent (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub) is necessary under any applicable Law, the Charter Documents of Parent, or the rules of any stock exchange on which any securities of Parent are listed, to approve and adopt this Agreement, the Merger, or the other transactions contemplated by this Agreement.

Section 4.09 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger, the payment of the aggregate Merger Consideration, the payment of all amounts required to be paid in respect of Company Equity Awards in accordance with this Agreement, the repayment or refinancing of any Company indebtedness becoming due as a result of the Merger, and the payment of all related fees and expenses, none of Parent, the Surviving Corporation, or any of their respective Subsidiaries, taken as a whole, will: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred, or plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.10 No Foreign Control. Parent is not a “foreign person” as defined by 31 C.F.R. § 800.224 nor will a “foreign person” hold a controlling interest (as defined in 31 C.F.R. § 800.208) in Parent or, following the consummation of the Merger, in the Surviving Corporation.

Section 4.11 No Additional Representations; Independent Investigation; Disclaimer of Reliance. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE IV, none of Parent, Merger Sub or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub, and Parent and Merger Sub each hereby disclaim such representations or warranties and the Company disclaims reliance on any other representations or warranties of Parent or Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided certain access to the properties, premises, and records of the Company and its Subsidiaries for this purpose. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub each acknowledges and agrees that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE III (as qualified by the Company Disclosure Letter), including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing and in connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts, plans, and information, and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts, plans, and information so furnished to it, and that each of Parent and Merger Sub and its Representatives shall have no claim against any Person with respect thereto, except, only to the extent any claim is not prohibited to be made against the Company hereunder, as expressly and specifically covered by a representation or warranty set forth in ARTICLE III. Accordingly, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospects information that may have been made available to Parent, Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “electronic data rooms,” management presentations, or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, except (i) as expressly required or contemplated by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) as taken in good faith in response to any pandemic, epidemic, natural disaster, or other extraordinary event affecting the Company, its Subsidiaries, or its industry, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact in all material respects its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having material business relationships with it; provided, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of this Section 5.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly required or contemplated by this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or propose to amend its Charter Documents;

(b) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries);

(c) issue, sell, pledge, dispose of, or encumber any Company Securities, Company Subsidiary Securities or Company Equity Awards (except for Company Equity Awards issued in the ordinary course of business in connection with new hires), other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d) except as required by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle, in the ordinary course of business or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by applicable Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $500,000 in the aggregate, other than intercompany loans, advances, capital contributions or investments;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Property or any other Contract or Lease that, if in effect as of the date hereof, would constitute a Company Material Contract or Lease with respect to material Real Property hereunder;

(i) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business, and (iii) the settlement of any stockholder Legal Action governed by Section 5.14;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit, or assessment by a Governmental Entity for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, or (iii) materially amend any material Tax Returns, in the case of each of the foregoing except as required by applicable Law or in the ordinary course of business;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in the Business Combination Act, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company-Owned IP, or grant any right or license to any material Company-Owned IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o) modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security, or operation of the Company IT Systems in any adverse manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(p) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K, other than transactions in the ordinary course of business;

(r) adopt or implement any stockholder rights plan or similar arrangement;

(s) amend, supplement, surrender, cancel, terminate, allow to lapse, fail to renew, materially limit, or otherwise adversely modify any material Aviation Authorization, or modify in any material respect any related ratings, operations specifications, capability lists, approved manuals, quality systems, accountable manager or nominated person designations, or other approvals or conditions required to maintain any material Aviation Authorization; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (i) making ordinary course modifications, amendments or supplements to any Aviation Authorization that do not materially and adversely affect the scope, validity, or effectiveness of such Aviation Authorization or (ii) renewing any Aviation Authorization in the ordinary course of business consistent with past practice;

(t) settle, waive, or forgive any amount owed to the Company in excess of $250,000 individually or $500,000 in the aggregate;

(u) grant any refunds, credits, rebates, or allowances to customers in excess of $250,000 individually or $500,000 in the aggregate; or

(v) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary herein, (1) the Company shall not initiate, seek, request, provide or discuss any notice of or consent or waiver with respect to the Merger or the transactions contemplated by this Agreement with the counterparty to any Company Material Contract without the prior written consent of the Parent (which consent shall not be unreasonably withheld, delayed, or denied); and (2) if the Company receives any communication regarding this Agreement or the transactions contemplated by this Agreement from the counterparty to a Company Material Contract, the Company shall notify Parent in writing (email being sufficient) as promptly as practicable following the receipt of such communication (but in no event later than two (2) Business Days following receipt) and, prior to providing any response to such counterparty, work in good faith with Parent to coordinate such response; provided, however, that any consent of Parent to the Company’s response to such counterparty shall not be unreasonably withheld, delayed, or conditioned. Any consent of Parent or notice required to be provided to Parent pursuant to this Section 5.01 shall be provided to those Persons designated by Parent on Section 5.01 of the Parent Disclosure Letter.

Section 5.02 Conduct of Parent. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, except as expressly permitted, required, or contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, knowingly take, or agree or commit to take, any action that is intended to or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.03 Access to Information; Confidentiality.

(a) Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, during normal business hours and upon reasonable advance notice, and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege, contravene any Law, or breach the confidentiality provisions of any Contract to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention, or breach), or (ii) disclose any information related to any Takeover Proposal, the deliberations of the Company Board with respect thereto, or the deliberations of the Company Board with respect to this Agreement and the transactions contemplated hereby. No investigation by Parent or its Representatives shall affect the Company’s representations, warranties, covenants, or agreements contained herein.

(b) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with the Confidentiality Agreement, dated May 14, 2026, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 No Solicitation.

(a) Takeover Proposal. Except as permitted by this Section 5.04, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall direct and cause its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives not to directly or indirectly: (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its

Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that, to the Knowledge of the Company, is seeking to make, or has made, any Takeover Proposal; (iii) except where the Company Board makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (iv) approve any transaction under, or any third party becoming an “interested stockholder” under, the Rhode Island Business Combination Act; (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”); (vi) effect any Company Adverse Recommendation Change; (vii) submit to a vote of its shareholders, approve, endorse or recommend any Takeover Proposal; or (viii) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall request (A) in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal or possible Takeover Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Takeover Proposal by such Person and its Representatives.

(b) Permitted Conduct Related to Certain Takeover Proposals. Notwithstanding Section 5.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.04(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited, written Takeover Proposal after the date of this Agreement that did not result from a breach of this Section 5.04 and that the Company Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be provided promptly to Parent for informational purposes (and in all events within 24 hours of execution)); provided, in each such case that the Company Board first shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Notification to Parent. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Company of any Takeover Proposal. In such notice, the Company shall identify the third party making, and the material terms and conditions of, any such Takeover Proposal and, if applicable, shall provide copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications related thereto. The Company shall keep Parent reasonably informed on a prompt basis (and, in any event, within 24 hours) of the status and material terms of any such Takeover Proposal, including any material amendments as to price or other material terms thereof.

(d) Permitted Conduct Related to a Superior Proposal. Except as expressly permitted by this Section 5.04(d) or Section 5.04(e), neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may: (i) effect a Company Adverse Recommendation Change with respect to a Superior Proposal or (ii) terminate this Agreement pursuant to Section 7.04(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal; in each case, that did not result from a material breach of this Section 5.04, if: (A) the Company has notified Parent, in writing, at least three Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 5.04(d), of its intention to take such action with respect to such Superior Proposal, which notice shall describe the material terms and conditions of the Superior Proposal and identify the party making it and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications related thereto; (B) the Company and its Representatives during the Superior Proposal Notice Period have negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal (it being agreed that, in the event of any material revision to the financial terms of a Superior Proposal after commencement of the Superior Proposal Notice Period, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain after the time the Company notifies Parent of any such material revision) and upon the end of such Superior Proposal Notice Period, the Company Board shall have considered in good faith any such revisions to the terms of this Agreement proposed by Parent that, if accepted by the Company, would be binding upon Parent; and (C) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) Permitted Conduct Related to Intervening Events. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company has notified Parent, in writing, at least three Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect a Company Adverse Recommendation Change would no longer be inconsistent with the Company Board’s fiduciary duties; and (iii) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The Company acknowledges and agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Takeover Proposal may be made solely and exclusively pursuant to Section 5.04(d) and not pursuant to this Section 5.04(e).

(f) Compliance with Tender Offer Rules. Nothing contained herein shall prevent the Company Board or any committee thereof from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a publicly disclosed Takeover Proposal, if the Company determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and publicly reaffirms the Company Board Recommendation within five (5) Business Days after Parent so requests in writing following a publicly announced Takeover Proposal.

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a) Company Shareholders Meeting. The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Shareholders Meeting as soon as reasonably practicable after the date of this Agreement and in no event later than thirty days following the date on which the definitive version of the Company Proxy Statement is first mailed to holders of the Company Common Stock. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the approval and adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to obtain the Requisite Company Vote and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Shareholders Meeting. The Company shall not submit any other proposals for approval at the Company Shareholders Meeting without the prior written consent of Parent. The Company may, after good faith consultation with Parent, postpone or adjourn the Company Shareholders Meeting (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies to obtain the Requisite Company Vote or ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting, or (C) to comply with applicable Law; provided, that the Company Shareholders Meeting shall not be postponed or adjourned to a date that is later than five Business Days prior to the Outside Date. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the approval and adoption of this Agreement and the approval of the Merger to the holders of Company Common Stock at the Company Shareholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Shareholders Meeting.

(b) Preparation of Company Proxy Statement. In connection with the Company Shareholders Meeting, as soon as reasonably practicable (and in any event within 30 days) following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company); provided, that the Company may amend or supplement the Company Proxy Statement without the review or comment of Parent from and after any Company Adverse Recommendation Change. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its shareholder an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c) Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger in accordance with the RIBCA.

Section 5.06 Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action commenced, or to such party’s Knowledge, threatened against, relating to, or involving or otherwise affecting such party or any of its Subsidiaries or Affiliates, which relate to the transactions contemplated by this Agreement; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided that, any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.06 or the failure of any condition set forth in ARTICLE VI to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE VI to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 5.06 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.07 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the applicable employee’s termination of employment with Parent and its Subsidiaries (including the Surviving Corporation)), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) annual base salary or wage level and annual target bonus opportunities (excluding equity-based compensation) that are no less favorable than those provided by the Company and its Subsidiaries on the date of this Agreement, and (ii) employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than those provided by the Company and its Subsidiaries on the date of this Agreement.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (including the Surviving Corporation), excluding (i) any retiree health plans or programs maintained by Parent or any of its Subsidiaries (including the Surviving Corporation), (ii) any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries (including the Surviving Corporation), and (iii) any equity compensation arrangements maintained by Parent or any of its Subsidiaries (including the Surviving Corporation) (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries (or any predecessor employer to the extent the Company provided past-service credit) as if such service were with Parent, for purposes of eligibility to participate, vesting, vacation entitlement, and the level of severance benefits (but not for purposes of benefit accrual under any defined benefit plan) under each Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that such crediting would result in a duplication of benefits with respect to the same period of service.

(c) Welfare Plan Transition. Parent shall use commercially reasonable efforts to cause each Parent Benefit Plan that is a welfare benefit plan in which Company Continuing Employees are eligible to participate following the Effective Time to (i) waive any pre-existing condition limitations, evidence-of-insurability requirements, and waiting periods applicable to Company Continuing Employees and their eligible dependents, to the extent such limitations were waived or satisfied under the analogous Company Employee Plan, and (ii) recognize for purposes of applying annual deductibles, co-payments, and out-of-pocket maximums any deductibles, co-payments, and out-of-pocket expenses paid by the Company Continuing Employee (and his or her eligible dependents) under the analogous Company Employee Plan during the plan year in which the Effective Time occurs.

(d) Employees Not Third-Party Beneficiaries. This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e) Communications. The Company shall consult with Parent in good faith on the form and substance of any broad-based written communications to Company Employees concerning the Merger, the transactions contemplated hereby, or post-closing employment matters, and shall consider Parent’s comments in good faith; provided, that this Section 5.07(e) shall not apply to communications that are consistent in all material respects with prior communications previously approved in writing by Parent or solely to the extent required by applicable Law.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. From and for a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, hold harmless, and advance expenses (in advance of the final disposition of any action) to each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an “Indemnified Party”) against all costs, expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, settlements, damages, and liabilities in connection with any actual or threatened action, suit, claim, proceeding, or investigation arising out of or pertaining to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby, including the Merger), in each case to the fullest extent permitted by the RIBCA and any other applicable Law. All rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Charter Documents of the Company in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08(a) of the Company Disclosure Letter (including any indemnification agreements between the Company and any Indemnified Party), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as those set forth in the Charter Documents of the Company as of the date of this Agreement, and during such six-year period such provisions shall not be repealed, amended, or otherwise modified in any manner that would adversely affect the rights of any Indemnified Party, except as required by applicable Law.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c) Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(d) Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the Outside Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any

Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in substantial compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or to enter into any agreement not to consummate the transactions contemplated by this Agreement, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.09(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings required under any other Antitrust Laws as identified in Section 5.09 of the Company Disclosure Letter as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within 10 Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.09(b) or otherwise as “outside counsel only” and such materials may also be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns.

(c) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub, and the Company shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, Parent shall take any and all actions necessary or advisable (i) to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent, delay, unwind, declare void or unlawful, or otherwise prohibit the Closing and the transactions contemplated hereby, including defending through litigation on the merits any claim asserted in any court by any Person; and (ii) to avoid or eliminate each and every impediment under any antitrust, competition, foreign investment or trade regulation law that may be asserted by any Governmental Entity so as to enable the parties to consummate the transactions promptly and, in any event, prior to the Outside Date. Parent’s obligations under this Section 5.09 shall be at its sole expense, shall be done in a timely manner sufficient to ensure the Closing occurs by the Outside Date, and shall include (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent (or any of its Subsidiaries) and (y) otherwise taking or committing to take any actions, including any action that limits Parent’s or its Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing, materially delaying, unwinding, declaring void or unlawful, or otherwise prohibiting the Closing.

Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 5.04; (ii) any other disclosure issued or made in compliance with Section 5.04; or (iii) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 5.10. Notwithstanding the foregoing, Arcline and its affiliated investment funds may engage in ordinary course communications consistent with past practice with their current or prospective investors of Arcline or its affiliated investment funds, in each case, who are subject to customary confidentiality obligations with respect to such communications.

Section 5.11 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.13 Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.14 Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep Parent reasonably informed regarding any such Legal

Action. The Company shall control the defense and settlement of any such stockholder litigation. The Company shall: (a) give Parent the opportunity to participate (at Parent’s sole expense and with counsel of its choice) in the defense of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of significant developments with respect to any such stockholder litigation, and (c) consider in good faith Parent’s comments with respect to the defense and settlement of any such stockholder litigation. None of the Company, any Subsidiary of the Company or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Company or its Subsidiaries may compromise, settle or come to an agreement regarding stockholder litigation made or pending against the Company or any of its Subsidiaries, if each of the following conditions are met: (i) the resolution of all such litigation requires payment from the Company or any Subsidiary of the Company or Representatives in an amount not to exceed the amount set forth in Section 5.14 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to Parent’s review and comment, which reasonable comments the Company shall consider in good faith); (ii) the settlement provides for no injunctive relief; (iii) the settlement provides that each of Parent, Parent’s Subsidiaries, Parent’s Representatives, the Company, and the Company’s Subsidiaries are released from all liability in connection therewith; and (iv) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.

Section 5.15 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.16 Resignations. At the written request of Parent, the Company shall use its reasonable best efforts to cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.17 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.18 Credit Agreement Payoff. The Company shall use commercially reasonable efforts to cause the agent under the Credit Agreement to deliver to the Company (and the Company shall provide to Parent) on or prior to the Closing Date an executed payoff letter in customary form with respect to the Credit Agreement (the “Pay-off Letter”). The Pay-off Letter shall (a) indicate the Credit Agreement Payoff Amount and state that, upon receipt of the Credit Agreement Payoff Amount, the Credit Agreement and all related loan documents shall be terminated (subject to customary reinstatement language, customary exceptions for contingent obligations thereunder that are not yet due and payable, and subject to the survival of provisions which by their express terms survive any such termination and provisions with respect to any obligations in respect of any letters of credit that may survive Closing) and (b) provide that all Liens (other than Liens on cash collateral securing any letters of credit that may survive Closing) and all guarantees in connection with the Credit Agreement relating to the assets and properties of the Company or any Company Subsidiaries securing such obligations shall be released and terminated upon the payment of the Credit Agreement Payoff Amount. The Parent shall pay (or cause to be paid) to each Person designated in the Pay-off Letter, by wire transfer of immediately available funds, an aggregate amount equal to the Credit Agreement Payoff Amount upon the Closing Date. Parent shall reasonably cooperate with the Company’s efforts under this Section 5.18.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly approved and adopted by the Requisite Company Vote.

(b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof), and any commitment by the parties (if any) not to consummate the Merger before a certain date under a timing agreement with a Governmental Entity shall have expired or been terminated and all required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(c) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a) and Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of that date); (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), and Section 3.10 shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iv) the representations and warranties contained in Section 3.05(a) shall be true and correct in all respects as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04 Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s willful breach in any material respect of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT, AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 7.02 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):

(a) if the Merger has not been consummated on or before the date that is one hundred and fifty (150) days after the date of this Agreement (the “Outside Date”); provided that, if the Closing shall not have occurred prior to such date and all conditions to Closing other than the conditions set forth in Section 6.01(b) shall have been satisfied or capable of being satisfied at such time, the Outside Date may be extended by either Company or Parent on one occasion for a period of thirty days by written notice to the other party no later than five Business Days prior to the then existing Outside Date, and such date, as so extended, shall be the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order or such Law or Order becoming final and nonappealable; or

(c) if this Agreement has been submitted to the shareholders of the Company for approval and adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a) If a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, such breach is incapable of being cured by the Outside Date; or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) by the Outside Date; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Parent or Merger Sub is then in breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied.

Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if prior to the receipt of the Requisite Company Vote at the Company Shareholders Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 5.04 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement and substantially concurrently pays Parent the Termination Fee as contemplated by Section 7.06(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date; or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) by the Outside Date; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 6.02(a) or Section 6.02(b) not to be satisfied; or

(c) if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions would be satisfied if the Closing Date were the date on which the Company is seeking to terminate), (ii) the Company has irrevocably confirmed in writing to Parent that all conditions set forth in Section 6.01, Section 6.02 and Section 6.03 have been satisfied or, with respect to Section 6.03, that the Company is willing to waive any unsatisfied conditions set forth in Section 6.03 and that it stands ready, willing and able to consummate the Merger at such time, (iii) the Company shall have given Parent written notice at least three Business Days prior to termination that the Company’s intention is to terminate this Agreement pursuant to this Section 7.04(c), and (iv) Parent and Merger Sub shall have failed to consummate the Closing within three Business Days after the delivery of such written notice and confirmation by the Company to Parent.

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice. If this

Agreement is properly and validly terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except: (a) with respect to Section 5.03(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) no such termination shall relieve any party from any liabilities or damages arising out of its deliberate fraud or its Willful and Material Breach of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days following such termination, the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), concurrently with such termination, the Termination Fee.

(c) Termination Fee. If this Agreement is terminated (i) by Parent pursuant to Section 7.03(b), (ii) by the Company or Parent pursuant to (A) Section 7.02(a) hereof, or (B) Section 7.02(c) hereof; or (iii) pursuant to any other provision of this Article VII and at such time this Agreement could have been terminated pursuant to Section 7.03(b), Section 7.02(a) or Section 7.02(c), and in each case: (1) prior to such termination a Takeover Proposal shall have been publicly disclosed after the date of this Agreement and not withdrawn prior to such termination (in the case of termination pursuant to Section 7.02(a) or Section 7.03(b)) or the later of the Company Shareholders Meeting and any postponement or adjournment thereof (in the case of termination pursuant to Section 7.02(c)), and (2) within 12 months following the date of such termination of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction included within the definition of Takeover Proposal (whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to the entry of such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to “15%” shall be deemed to be references to “50%” instead).

(d) Reverse Termination Fee. If this Agreement is terminated by the Company or Parent pursuant to Section 7.02(a) or Section 7.02(b) (but with respect to Section 7.02(b), solely in the case that the applicable Law or Order of a Governmental Entity of competent jurisdiction is pursuant to a Legal Action involving an Antitrust

Law), and, in each case, at the time of such termination, the conditions set forth in Section 6.01, Section 6.02 and Section 6.03 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived except for Section 6.01(b) or Section 6.01(c) (but with respect to Section 6.01(c), solely in the case that the applicable Law or Order of a Governmental Entity of competent jurisdiction is pursuant to a Legal Action involving an Antitrust Law), then Parent shall pay to the Company (by wire transfer of immediately available funds), within three Business Days after such termination, the Reverse Termination Fee.

(e) The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If any party shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee or the Reverse Termination Fee under this Agreement shall not limit or otherwise affect Parent’s or Merger Sub’s right to specific performance as provided in Section 8.13 prior to any termination of this Agreement; (ii) in no event shall the Company be obligated to pay the Termination Fee on more than one occasion; (iii) in no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion; and (iv) notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid by the Company to Parent, or the Reverse Termination Fee is paid by Parent to the Company, in each case, in accordance with this Section 7.06, the Termination Fee or the Reverse Termination Fee, as applicable, shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company or the Company against Parent and Merger Sub, as applicable, their respective Subsidiaries, directors, officers, employees, stockholders, and Representatives in connection with this Agreement and the transactions contemplated hereby, except in the case of a Willful and Material Breach of this Agreement or deliberate fraud, and upon payment of such Termination Fee or Reverse Termination Fee, none of the Company, Parent, Merger Sub or any of their respective Subsidiaries, directors, officers, employees, stockholders, or Representatives shall have any further liability or obligation to the Company, Parent or Merger Sub, as applicable, relating to or arising out of this Agreement or the transactions contemplated hereby, except in the case of a Willful and Material Breach of this Agreement or deliberate fraud.

(f) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent and the Company shall be equally responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07 Amendment. At any time prior to the Effective Time this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into in compliance with the terms of this Agreement and containing substantive terms that are no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, or effectuating foreign investment.

“Arcline” means Arcline Investment Management LP, a Delaware limited partnership.

“Articles of Merger” has the meaning set forth in Section 1.03.

“Associate” has the meaning set forth in the Business Combination Act.

“Aviation Authority” means any Governmental Entity or quasi-governmental authority or entity in the United States or other jurisdiction (foreign or domestic) that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation, or maintenance of any aircraft, or other similar matters relating to civil or military aviation within the jurisdiction, including the FAA, and the United States Department of Transportation, the European Union Aviation Safety Agency, and the CAAC.

“Aviation Authorizations” means all approvals, licenses, registrations, authorizations, Permits, qualifications, and certificates required by Law or contract that are issued by an Aviation Authority to the Company for the conduct and operations of the Company’s business as currently conducted, including, but not limited to, the Supplemental Type Certificates and Parts Manufacturer Approvals issued by the FAA and any other Governmental Entity, the FAA Part 145 Air Agency Certificate, the EASA U.S. Approval Certificate, and the CAAC Maintenance Organization Certificate.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Combination Act” means the Rhode Island Business Combination Act.

“Business Day” means any day, other than Saturday, Sunday, or any day on which the SEC or banking institutions located in Providence, Rhode Island are authorized or required by applicable Law or other governmental action to close.

“CAAC” means the Civil Aviation Administration of China and any successor agency thereto.

“Capitalization Date” has the meaning set forth in Section 3.02(a).

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(a).

“Company Adverse Recommendation Change” means the Company Board: (a) withholding, withdrawing, amending, modifying, or materially qualifying, or publicly proposing to withhold, withdraw, amend, modify, or materially qualify, or failing to make, in each case, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is disseminated to the Company’s shareholders; (c) adopting, approving, endorsing, declaring advisable, or recommending, or publicly proposing to adopt, approve, endorse, declare advisable, or recommend, a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within five Business Days after the commencement of such offer; or (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within five Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 3.11(a).

“Company Employee Plans” has the meaning set forth in Section 3.11(a).

“Company Equity Award” means a Company Stock Option, a Company RSU, or a Company SSPA granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreement” means any Contract (i) pursuant to which the Company or any of its Subsidiaries grants or is granted any exclusive license or other exclusive right with respect to any material Intellectual Property (whether inbound or outbound), (ii) that materially limits or restricts the Company’s or any of its Subsidiaries’ ability to own, use, transfer, license, or enforce any material Company-Owned IP (other than Contracts entered into in the ordinary course of business, including with any employees of the Company or any of its Subsidiaries), (iii) arising out of any settled or ongoing Legal Action or dispute relating to any Intellectual Property that resulted in payments by or to the Company or any of its Subsidiaries in excess of $250,000 or that imposes material ongoing restrictions on the Company’s or any of its Subsidiaries’ business operations, including any concurrent use, co-existence, or consent Contract, or covenant not to sue or settlement Contract, or (iv) relating to the acquisition of any material Intellectual Property for aggregate consideration in excess of $500,000.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions, including any tariffs or trade wars; (ii) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons; (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, military actions, or the escalation thereof, or any changes in geopolitical conditions; (v) natural disasters, epidemics, pandemics, public health emergencies; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken at Parent’s written request or direction or with Parent’s consent; or (x) any Legal Action arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated hereby; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company-Owned IP Registrations” has the meaning set forth in Section 3.07(a).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company PSU” has the meaning set forth in Section 2.06(c).

“Company RSA” has the meaning set forth in Section 2.06(d).

“Company RSU” has the meaning set forth in Section 2.06(b).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Shareholders Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.

“Company SSPA” has the meaning set forth in Section 2.06(e).

“Company Stock Option” has the meaning set forth in Section 2.06(a).

“Company Stock Plans” means the following plans, in each case as amended: (i) the Astro-Med, Inc. 2007 Equity Incentive Plan; (ii) the AstroNova, Inc. 2015 Equity Incentive Plan; (iii) the AstroNova, Inc. 2018 Equity Incentive Plan; (iv) the AstroNova, Inc. 2022 Employee Stock Purchase Plan; and (v) the AstroNova, Inc. Non-Employee Director Annual Compensation Program.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 30, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among the Company, certain Company Subsidiaries party thereto from time to time, and Bank of America, N.A., as the lender thereto.

“Credit Agreement Payoff Amount” means the total amount required to be paid to fully satisfy (or cash collateralize) all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations due and payable under and in connection with the Credit Agreement as of the anticipated Closing Date, as set forth in the Pay-off Letter (including any customary per diem, to the extent applicable).

“DFARS” has the meaning set forth in Section 3.20(d).

“EASA” means the European Union Aviation Safety Agency and any successor agency thereto.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under the HSR Act or any other Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“FAA” means the U.S. Federal Aviation Administration and any successor agency thereto.

“FAR” has the meaning set forth in Section 3.20(d).

“GAAP” has the meaning set forth in Section 3.04(b).

“Government Bid” means any offer, quotation, bid or proposal made by the Company or any of its Subsidiaries that, if accepted or awarded, would reasonably be expected to result in a Government Contract.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement or change order) for the supply of products or services by the Company or one of its Subsidiaries between the Company or any of its Subsidiaries and: (a) any Governmental Entity or (b) a prime contractor or subcontractor (of any tier) to any Governmental Entity in which such Contract (i) incorporates, by reference or otherwise, provisions of the FAR or DFARS (or similar provisions for a state, local or foreign Governmental Entity) or otherwise, to the Knowledge of the Company, is a prime contractor or subcontractor with an ultimate Government Entity end-customer for such Contract.

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 3.03(c).

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights arising or protected under the Laws of any jurisdiction throughout the world, whether registered, unregistered, or registrable, including all: (a) patents, patent applications, and rights in inventions; (b) trademarks, service marks, trade names, corporate names, trade dress, logos, slogans, internet domain names, social media handles, and other identifiers and indicia of source or origin, and the goodwill associated with any of the foregoing; (c) copyrights, mask works, and rights in works of authorship; (d) trade secrets, know-how, and rights in confidential information; and (e) all applications, registrations, and issuances with respect to any of the foregoing and all renewals, extensions, and foreign counterparts thereof.

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, the Company Board, as of or prior to the date hereof and becomes known to the Company Board prior to receipt of the Requisite Company Vote; provided, however, that in no event shall the following events, circumstances, changes, effects, developments or conditions constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal; (b) any change in the price, or change in trading volume, of the Company Common Stock; (c) that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date hereof; (d) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally; provided, however, that the exceptions to this clause contained in (b) and (c) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred; (e) any event, circumstance, change, effect, development or condition consisting of or resulting from a breach of this Agreement by the Company or its Subsidiaries; or (f) any event, circumstance, development or occurrence that relates solely to Parent and its Affiliates.

“Intervening Event Notice Period” has the meaning set forth in Section 5.04(e).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Letter; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“ Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Lookback Date” means February 1, 2023.

“Maximum Premium” has the meaning set forth in Section 5.08(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“NDAA” has the meaning set forth in Section 3.20(e).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Outside Date” has the meaning set forth in Section 7.02(a).

“Owned Real Property” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 5.07(b).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for Taxes or other governmental charges (i) not yet due and payable or (ii) being contested in good faith; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Persons Engaging in Forced Labor” means any Person: (i) included on the Uyghur Forced Labor Prevention Act Entity List administered by U.S. Customs and Border Protection; (ii) subject to a Withhold Release Order; (iii) resident, located, or domiciled in the Xinjiang Uyghur Autonomous Region of China; or (iv) otherwise engaged in any forced, slave, or child labor.

“Proprietary Software” means any and all Software owned or purported to be owned, in whole or in part, by the Company.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating of any Hazardous Substance into, onto, or through the indoor or outdoor environment.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Reverse Termination Fee” means an amount equal to the Termination Fee.

“Rhode Island Secretary” has the meaning set forth in Section 1.03.

“RIBCA” has the meaning set forth in the Recitals.

“Sanctioned Country” means any country or region, or government of any country or region, that is or was during the applicable period the subject or target of a comprehensive sanctions or export controls under Trade Compliance Laws (including Afghanistan, Belarus, Cuba, Iran, Myanmar, North Korea, Russia, Syria, Venezuela, and following regions of Ukraine: Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia).

“Sanctioned Person” means any Person that is the subject or target of restrictions under Trade Compliance Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons and the Entity List; (ii) any Person located, operating, or ordinarily resident in a Sanctioned Country (iii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) or (ii); or (iv) any national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach in any material respect of Section 5.04 (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects and likelihood for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.04(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Tax Returns” shall mean any return, report, information, filing, document or similar statement filed or required to be filed with any Governmental Entity with respect to any Tax (including any attached schedules).

“Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, escheat or unclaimed property, transfer or excise tax, social security or tax relating to compensation or benefits provided to employees, or any other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or penalty or addition thereto, whether disputed or not, in each case imposed by any Governmental Entity.

“Termination Fee” means $9,648,000.

“Trade Compliance Laws” has the meaning set forth in Section 3.19.

“Treasury Regulations” means the income tax regulations of the U.S. Treasury Department promulgated under the Code (including any successor regulations).

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Willful and Material Breach” means, with respect to any representation, warranty, covenant, or other agreement set forth in this Agreement, a material breach that is the consequence of an act or omission by the breaching party (including a failure to cure circumstances) with the actual knowledge that such act or omission was, or would reasonably be expected to be or result in, a breach of such representation, warranty, covenant or other agreement.

“Withholding Agent” has the meaning set forth in Section 2.04.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $, cash, or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Words importing one gender shall include all genders, and words importing the singular shall include the plural and vice versa. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two Business Days prior to the date of this Agreement. All references to a number of days shall mean calendar days unless Business Days are expressly specified. If the last day of any period falls on a day that is not a Business Day, the period shall extend to the next succeeding Business Day. All references to a date or time of day shall mean such date or time in Providence, Rhode Island.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04 Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Rhode Island without giving effect to any choice or conflict of law provision or rule (whether of the State of Rhode Island or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Rhode Island.

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Superior Court of the State of Rhode Island sitting in Kent County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the United States District Court for the District of Rhode Island. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Orion Merger Parent, Inc. c/o Arcline Investment Management LP 3803 Bedford Avenue, Suite 106 Nashville, TN 37215 Attention: Shyam Ravindran; Robert Nelson Email: shyam@arcline.com; robert@arcline.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Bass Berry & Sims PLC 21 Platform Way S, Suite 3500 Nashville, Tennessee 37203 Attention: Ryan D. Thomas; S. Ryan Hoffman Email: rthomas@bassberry.com; rhoffman@bassberry.com

If to the Company, to:	AstroNova, Inc. 600 East Greenwich Avenue West Warwick, RI 02893 Attention: Jorik Ittmann Email: jittmann@astronovainc.com

with a copy (which will not constitute notice to the Company) to:	Foley Hoag LLP Seaport World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210-2600 Attention: William R. Kolb; Dan Clevenger Email: wkolb@foleyhoag.com; dclevenger@foleyhoag.com

Section 8.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Parent Disclosure Letter or the Company Disclosure Letter), the statements in the body of this Agreement will control. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, the Company Disclosure Letter and the Parent Disclosure Letter contain “facts ascertainable” outside of this Agreement within the meaning of applicable Law, and therefore do not form a part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 8.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.06, and (c) the rights of the Indemnified Parties as set forth in Section 5.08.

Section 8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of the Company’s, Parent’s or Merger Sub’s respective obligations to consummate the Merger survive any termination of this Agreement.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASTRONOVA, INC.

By:	/s/ Jorik Ittmann
Name:	Jorik Ittmann
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ORION MERGER PARENT, INC.

By:	/s/ Shyam Ravindran
Name:	Shyam Ravindran
Title:	President

ORION MERGERCO X, INC.

By:	/s/ Shyam Ravindran
Name:	Shyam Ravindran
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Restated Articles of Incorporation

See attached.